Exhibit 99.1

PolarityTE Reports First Quarter 2022 Financial Results and Provides Business Update

PolarityTE to host conference call and webcast today, May 16, 2022, at 8:30 a.m. ET

SALT LAKE CITY, May 16, 2022 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today provided a business update and reported financial results for the three-month period ended March 31, 2022.

Recent Business and Financial Updates

●	Thus U.S. Food and Drug Administration (FDA) granted PolarityTE’s request for SkinTE to be designated as a Regenerative Medicine Advanced Therapy (RMAT). As noted in a press release issued on May 13th, RMAT designation is a dedicated program designed to expedite the drug development and review processes for promising regenerative medicine products intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, where preliminary clinical evidence indicates that the drug or therapy has the potential to address unmet medical needs for such disease or condition. As a result of the RMAT designation grant, PolarityTE plans to coordinate with the FDA a multidisciplinary, comprehensive discussion regarding the SkinTE development program, including planned clinical trials and plans for expediting the manufacturing development strategy.

●	PolarityTE announced on May 3rd that the first subject has been enrolled in its Phase III randomized controlled trial (RCT), which is a pivotal study under the Company’s open IND, and since that announcement additional subjects have been screened and enrolled. The RCT is entitled “Closure Obtained with Vascularized Epithelial Regeneration for DFUs with SkinTE,” or “COVER DFUs.” COVER DFUs will enroll up to 100 subjects at up to 20 clinical sites in the United States. Subjects will be randomized to one of two treatment groups, receiving either SkinTE plus the standard of care (SOC) or the SOC alone. The primary endpoint is the incidence of DFUs closed at 24 weeks. Secondary endpoints include percent area reduction (PAR) at 4, 8, 12, 16 and 24 weeks; improved quality of life, including social isolation, depression, odor, improved function, ambulation, and return to activities based on changes in wound quality of life; and new onset infection of the DFU requiring treatment with topical and/or systemic antibiotics.

●	The Company has received additional patent issuances and allowances, and the total number of allowed and granted utility patents worldwide is now 18, 4 in the United States and 14 internationally. The Company continues to pursue additional patent applications in the United States and abroad related to its regenerative technologies, including SkinTE®.

○	The USPTO notified the Company that U.S. patent application no. 17/326,734 will issue on May 24, 2022, as U.S. Patent No. 11,338,060. The claims to be issued are for compositions that relate to the Company’s minimally polarized functional unit (MPFU) technology in combination with a cryoprotectant.

○	The Company is also pleased to announce that the Costa Rican Patent Office (CRPTO) has issued a notification of issuance for patent application no. 2017-0296. Israeli patent application No. 252613 also granted on March 2, 2022, as Israeli Patent No. 252613. The application in Costa Rica and the patent in Israel also relate to the Company’s MPFU technology. New Zealand patent application no. 755260 was granted on March 25, 2022, as New Zealand Patent No. 755260. This patent in New Zealand relates to the Company’s MPFU technology. Additionally, the Company received a notice of allowance for Vietnamese patent application no. 1-2017-02498, also relating to the Company’s MPFU technology.

●	At the end of April 2022, we sold our preclinical research services business operated under our subsidiary, IBEX Preclinical Research, Inc., and related real estate assets, and we received a promissory note in the principal amount of $400,000 for the IBEX Preclinical Research business and net cash proceeds of $2.6 million from sale of the real property associated with that business.

●	Cash used in operations for the three months ended March 31, 2022, was $6.0 million, or an average of $2.0 million per month, representing a 9% reduction from the comparable period in 2021.

●	The Company had cash and cash equivalents of $18.7 million and working capital of $17.2 million at March 31, 2022.

Richard Hague, Chief Executive Officer, commented, “We are very excited to be underway and enrolling patients in COVER DFUs, and I am very proud of our team for accomplishing that milestone so effectively after we announced our transition for SkinTE from a 361 HCT/P to a 351 HCT/P last year. FDA designating SkinTE as an RMAT enhances this milestone, and we believe the RMAT designation will help us advance our development program, efficiently. We continue to focus on being disciplined with our finances and were pleased to complete the divestiture of our Ibex Preclinical Research business as we complete our transition to a clinical-stage company advancing our key asset, SkinTE—now with the benefit of an approved IND, actively-enrolling Phase III pivotal study, and RMAT designation.”

Financial Results for the Period Ended March 31, 2022

There have been significant changes in our operations affecting our results of operations for the three-month period ended March 31, 2022, compared to three-month period ended March 31, 2021.

On July 23, 2021, we submitted an IND for SkinTE to the FDA through our subsidiary, PTE-MD, as the first step in the regulatory process for obtaining licensure for SkinTE under Section 351 of the Public Health Service Act. The FDA subsequently issued clinical hold correspondence to us identifying certain issues that needed to be addressed before the IND could be approved. We provided responses to the FDA, and on January 14, 2022, the FDA sent correspondence informing us that the clinical hold had been removed. Acceptance of the IND by the FDA enables us to commence the first of two expected pivotal studies needed to support a BLA seeking a chronic cutaneous ulcer indication for SkinTE. We ceased selling SkinTE at the end of May 2021, when the period of enforcement discretion previously announced by the FDA with respect to its IND and premarket approval requirements for 361 HCT/Ps came to an end, and we do not expect to be able to commercialize SkinTE until our BLA is approved, which we believe will take at least three to four years. Consequently, we recognized products net revenues in the first quarter of 2021, and did not have any such revenues in the first quarter of 2022.

Our subsidiary, Arches Research, Inc. (“Arches”) began offering COVID-19 testing services in May 2020 under 30-day renewable testing agreements with multiple nursing home and pharmacy facilities in the state of New York controlled by a single company, which substantially added to our services net revenues in the first three months of 2021. When the New York nursing homes and pharmacies adopted on-site employee testing at the end of March 2021, our COVID-19 testing revenues declined substantially, and in August 2021, we decided to cease COVID-19 testing. Arches focused its research and development resources on supporting our IND and clinical trial efforts for the remainder of 2021 and continued in that role in the first quarter of 2022. However, going forward we do not expect we will have the same need for research and development staff associated with product development and, as a result, we reduced research and development staff in April 2022.

While we were exploring the opportunities for selling IBEX and the IBEX Property, IBEX assumed a more passive approach to marketing its services, which resulted in a decline in IBEX services revenues in the first quarter of 2022 compared to the first quarter of 2021. With the sale of IBEX and the IBEX Property completed at the end of April 2022, we expect our services net revenues will be nominal in the second quarter of 2022 and absent in the last six months of 2022.

As a result of the foregoing developments, we made a number of changes to our operations that impacted our results of operations. These included reductions in our work force and reducing the services and infrastructure needed to support a larger work force and commercial sales effort.

Comparison of the three months ended March 31, 2022, and the three months ended March 31, 2021

Net Revenues and Gross Profit. Net revenues decreased $4.0 million, or 84%, for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021, due to the cessation of SkinTE commercial efforts and COVID-19 testing in 2021 and a decrease in IBEX services net revenues for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021. With the decrease in revenues, cost of sales also decreased by $1.7 million, or 77%. As a result of these changes gross profit decreased by $2.3 million, or 90%, for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021.

Operating Costs and Expenses. Operating costs and expenses decreased $1.6 million, or 15%, for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021.

Research and development expenses increased 18% for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021. The increase is primarily attributable to the SkinTE manufacturing and overhead personnel redirecting their efforts following the cessation of SkinTE sales to research and development activities and increased costs related to quality control supplies and infrastructure implemented for the COVER FDUs Trial. The costs of our pre-IND clinical trials incurred during the three-month period ended March 31, 2021, were slightly more than replaced by costs of the COVER DFUs Trial incurred during the three-month period ended March 31, 2022.

The amount of general and administrative expenses for the three-month period ended March 31, 2022, remained essentially unchanged compared to the three-month period ended March 31, 2021. We effectuated a reduction in force for our commercial operations in the second quarter of 2021. Consequently, there were reductions in cash compensation, stock compensation, consulting fees, and travel expense. Furthermore, with the cessation of SkinTE sales we re-allocated manufacturing supplies and compensation from general and administrative expenses to research and development costs. These reductions were offset by professional fees incurred in connection with our pursuit of a strategic transaction that did not materialize and investment banking fees paid in connection with an at-the-market offering we terminated in the first quarter of 2022.

In the first quarter of 2021, we incurred sales and marketing costs related to our commercial sales effort that did not recur in the first quarter of 2022. In connection with terminating commercial sales of SkinTE, we recorded as a restructuring charge a loss on impairment of property and equipment in the amount of $0.4 million during the first quarter of 2021 and no similar charge was recognized in the first quarter of 2022. The absence of $1.5 million in sales and marketing costs in the first quarter of 2022 compared to the first quarter of 2021 and the $0.4 million of restructuring charges in the first quarter of 2021 that did not recur in the first quarter of 2022 offset the increase in research and development costs from the first quarter of 2021 to the first quarter of 2022, and accounts for the $1.6 million decrease in operating costs and expenses for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021.

Operating Loss and Net Loss. Operating loss increased $0.7 million, or 8%, for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021. The increase in operating loss is due to the substantial reduction in total net revenues for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021, which was only partially offset by decreases in cost of revenues and operating costs and expenses.

Net loss decreased $13.6 million, or 78%, for the three-month period ended March 31, 2022, compared to the three-month period ended March 31, 2021. Warrants issued in connection with financings we completed in 2022, 2021 and 2020 are classified as liabilities and remeasured each period until settled, classified as equity, or expiration. As a result of the periodic remeasurement, we recorded a gain for change in fair value of common stock warrant liability of $5.1 million for the three-month period ended March 31, 2022, compared to a loss of $4.0 million for the three-month period ended March 31, 2021. We issued common stock purchase warrants in January 2021, as an inducement to holders of warrants issued in December 2020 to exercise those December warrants. As a result, we recognized an inducement loss of $5.2 million for the three-month period ended March 31, 2021. There was no similar inducement loss in the first quarter of 2022.

Non-GAAP Financial Measure

The table below provides a reconciliation of adjusted net loss, which is a non-GAAP measure that shows net loss before fair value adjustments relating to our common stock warrant liability and warrant inducement loss, to GAAP net loss. We believe adjusted net loss is useful to investors because it eliminates the effect of non-operating items that can significantly fluctuate from period to period due to fair value remeasurements. For purposes of calculating non-GAAP per share metrics, the same denominator is used as that which was used in calculating net loss per share under GAAP. Other companies may calculate adjusted net loss differently than we do. Adjusted net loss has limitations as an analytical tool and you should not consider adjusted net loss in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Adjusted Net Loss Attributable to Common Stockholders

(in thousands - unaudited non-GAAP measure)

	For the Three Months Ended March 31,
	2022	2021
GAAP Net loss	$(3,771)	$(17,410)
Change in fair value of common stock warrant liability	(5,105)	4,027
Inducement loss on sale of liability classified warrants	–	5,197
Non-GAAP adjusted net loss attributable to common stockholders – basic & diluted	$(8,876)	$(8,186)

GAAP net loss per share attributable to common stockholders
Basic	$(0.04)	$(0.23)
Diluted	$(0.09)	$(0.24)

Non-GAAP adjusted net loss per share attributable to common stockholders
Basic	$(0.11)	$(0.11)
Diluted	$(0.10)	$(0.11)

Cash and Liquidity as of March 31, 2022

As of March 31, 2022, we had $18.7 million in cash and cash equivalents and working capital of approximately $17.2 million. We believe cash and cash equivalents on our balance sheet, together with the net proceeds of the IBEX Property sale, will fund our business activities into the fourth calendar quarter of 2022. For the three-month period ended March 31, 2022, cash used in operating activities was $6.0 million, or an average of $2.0 million per month, compared to $6.6 million of cash used in operating activities, or an average of $2.2 million per month, for the three-month period ended March 31, 2021.

Conference Call and Webcast Details

The conference call can be accessed by calling 1-800-289-0459 with passcode 399675 and referencing “PolarityTE First Quarter 2022 Business Update”. A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast - CLICK HERE

A replay of the earnings conference call will be available for 30 days, beginning approximately one hour after the conclusion of the call and can be found by visiting PolarityTE’s website at https://www.polarityte.com/news-media/events, or by clicking on the link above.

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

Media:
David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$18,723	$19,375
Accounts receivable, net	10	978
Assets held for sale	3,550	441
Prepaid expenses and other current assets	1,988	1,595
Total current assets	24,271	22,389
Property and equipment, net	4,197	6,923
Operating lease right-of-use assets	854	1,146
Other assets	720	720
TOTAL ASSETS	$30,042	$31,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,609	$3,115
Other current liabilities	2,221	1,520
Deferred revenue	–	74
Liabilities held for sale	215	–
Total current liabilities	7,045	4,709
Common stock warrant liability	4,868	6,844
Operating lease liabilities	74	43
Other long-term liabilities	262	338
Total liabilities	12,249	11,934

Commitments and Contingencies (Note 16)

STOCKHOLDERS’ EQUITY
Preferred stock – 25,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2022 and December 31, 2021	–	–
Common stock - $.001 par value; 250,000,000 shares authorized; 99,334,758 and 82,484,462 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	99	82
Additional paid-in capital	529,863	527,560
Accumulated deficit	(512,169)	(508,398)
Total stockholders’ equity	17,793	19,244
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,042	$31,178

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Net revenues
Products	$–	$1,729
Services	741	2,980
Total net revenues	741	4,709
Cost of revenues
Products	–	241
Services	491	1,924
Total costs of revenues	491	2,165
Gross profit	250	2,544
Operating costs and expenses
Research and development	2,860	2,431
General and administrative	6,209	6,371
Sales and marketing	–	1,526
Restructuring and other charges	–	425
Impairment of assets held for sale	54	–
Total operating costs and expenses	9,123	10,753
Operating loss	(8,873)	(8,209)
Other income (expense), net
Change in fair value of common stock warrant liability	5,105	(4,027)
Inducement loss on sale of liability classified warrants	–	(5,197)
Interest expense, net	(15)	(38)
Other income, net	12	61
Net loss and comprehensive loss	$(3,771)	$(17,410)

Net loss per share attributable to common stockholders
Basic	$(0.04)	$(0.23)
Diluted	$(0.09)	$(0.24)
Weighted average shares outstanding
Basic	84,113,385	76,158,275
Diluted	89,399,261	76,396,078

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,771)	$(17,410)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	762	1,651
Depreciation and amortization	455	701
Impairment of assets held for sale	54	–
Amortization of intangible assets	–	47
Bad debt expense	–	97
Inventory write-off	–	391
Change in fair value of common stock warrant liability	(5,105)	4,027
Inducement loss on sale of liability classified warrants	–	5,197
Loss on restructuring and other charges	–	425
(Gain) Loss on sale of property and equipment	(2)	7
Changes in operating assets and liabilities:
Accounts receivable	256	(598)
Inventory	–	119
Prepaid expenses and other current assets	(393)	(1,639)
Operating lease right-of-use assets	292	328
Other assets/liabilities, net	–	245
Accounts payable and accrued expenses	1,702	138
Other current liabilities	(1)	(15)
Deferred revenue	(52)	39
Operating lease liabilities	(238)	(360)
Net cash used in operating activities	(6,041)	(6,610)
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Purchase of property and equipment	(31)	(12)
Proceeds from sale of property and equipment	7	10
Net cash used in investing activities	(24)	(2)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from insurance financing arrangements	1,027	1,028
Principal payments on term note payable and financing arrangements	(10)	(9)
Principal payments on financing leases	(116)	(135)
Net proceeds from the sale of common stock, warrants and pre-funded warrants	–	9,884
Proceeds from the sale of warrants	–	1,002
Proceeds from warrants exercised	–	6,671
Proceeds from pre-funded warrants exercised	–	8
Proceeds from the sale of warrants and preferred stock net of issuance costs	4,814	–
Cash paid for tax withholdings related to net share settlement	(127)	(125)
Proceeds from stock options exercised	–	3
Net cash provided by financing activities	5,588	18,327
Net increase (decrease) in cash and cash equivalents, including cash classified within assets held for sale	(477)	11,715
Less: net increase in cash and cash equivalents classified within assets held for sale	175	–
Net increase (decrease) in cash and cash equivalents	(652)	11,715

Cash and cash equivalents - beginning of period	19,375	25,522
Cash and cash equivalents - end of period	$18,723	$37,237

Supplemental cash flow information:
Cash paid for interest	$16	$31

Supplemental schedule of non-cash investing and financing activities:
Fair value of placement agent warrants issued in connection with offering	$144	$838
Reclassification of warrant liability to stockholders’ equity upon exercise of warrant	$–	$8,964
Conversion of Series A and Series B preferred stock into common stock	$16	$–
Allocation of financing to warrant liability	$3,129	$8,629
Deferred and accrued offering costs	$104	$500
Reclassification of assets held for sale	$3,163	$–
Reclassification of liabilities held for sale	$215	$–